PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Steven J. Craig Sr. Vice President (214) 210-2675
REMINGTON OIL AND GAS CORPORATION
ANNOUNCES THIRD QUARTER 2005 RESULTS
Dallas, TX, November 1, 2005 — Remington Oil and Gas Corporation (NYSE: REM) announced today the Company’s third quarter 2005 financial and operating results.
Financial

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(In thousands, except per share data)
Revenues	$71,884	$60,096	$209,331	$164,641
Net income	$23,875	$15,639	$64,834	$41,626
Cash flow provided by operations	$66,593	$50,896	$175,787	$128,491
Basic net income per share	$0.83	$0.57	$2.28	$1.53
Diluted income per share	$0.79	$0.55	$2.19	$1.47
Production Bcfe	7.5	10.2	26.5	27.7
Average gas price	$9.35	$5.53	$7.55	$5.82
Average oil price	$59.39	$41.30	$50.91	$37.10
Revenues for the three months ended September 30, 2005, increased by $11.8 million, or 19.6%, compared to the same period of 2004. Revenues for the nine months ended September 30, 2005, increased $44.7 million, or 27.1%, compared to the same period of 2004. Revenue gains for the three and nine months ended September 30, 2005, were due to increases in average equivalent oil and gas prices of 62.5% and 32.4%, respectively, partially offset by production declines of 26.5% and 4.3% per period due to shut-in production caused by four hurricanes during the quarter.
Net income for the three months ended September 30, 2005, increased $8.2 million, or 52.7%, compared to the same period of 2004. Net income for the nine months ended September 30, 2005, increased $23.2 million, or 55.8%, compared to the same period of 2004. Cash flow from operations increased $15.7 million, or 30.8%, and $47.3 million, or 36.8%, for the three and nine months ended September 30, 2005, compared to the same periods in 2004, respectively.
Income taxes for the three months ended September 30, 2005, were $13.0 million compared to $8.6 million in the comparable period of 2004 and $35.3 million for the nine months ended September 30, 2005, compared to $22.9 million for the comparable period in 2004. Current taxes accounted for $2.6 million and $6.8 million for the three and nine months ended September 30, 2005. The increase in taxes is primarily attributable to the increase in income before taxes.
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The following table reflects 2005 cost guidance per Mcfe produced versus our year-to-date results:

	2005	2005 Actual
	Annual Guidance $/Mcfe	Year-to-Date $/Mcfe
Operating Costs (LOE)	$0.65 - $0.75	$0.78
General and Administrative (G&A)	$0.21 - $0.28	$0.35
Interest and Financing	$0.01 - $0.02	$0.02
Depreciation, Depletion and Amortization (DD&A)	$2.00 - $2.15	$1.88
LOE was greater than guidance due to increased workover expense, primarily on South Marsh Island 24. G&A costs were greater than guidance due to decreased production as a result of Hurricanes Dennis, Emily, Katrina and Rita, and stock based compensation. Interest and Financing Costs were in line with guidance provided. DD&A was below guidance primarily due to increased production from new lower cost properties in the Gulf of Mexico. Looking to the remainder of 2005, the Company anticipates costs on a Mcfe basis will increase due to lower production as a result of damages from the storms and costs incurred for repair of production facilities.
Dry hole expense for the first nine months of 2005 totaled $23.0 million, of which $6.0 million is attributable to the third quarter. Annual dry hole expense is estimated between $25 and $30 million. Remington utilizes the successful efforts method of accounting which requires dry holes to be reported as an expense in the quarter they are determined to be dry.
Drilling
Listed in the table below are wells recently drilled, currently drilling or completing, along with wells that are scheduled to be drilled in the near term.

Prospect	Category	W.I.%	Status/Spud Date	Operator

Offshore
West Cameron 444 #2st1	Exploratory	100	Discovery-Producing	Remington
East Cameron 298 #1st1	Exploratory	100	Discovery-Waiting on Platform	Remington
East Cameron 346 A-15	Exploratory	75	Rig Lost-Waiting on Rig	Remington
Vermilion 61 B-3	Exploratory	100	Apparent Discovery-Completing	Remington
Ship Shoal 250 #1	Exploratory	60	Drilling @ 11,200'	Remington
South Pass 87 Aquarius	Exploratory	50	Drilling below 19,000'	Marathon
S. Marsh Island 116 #1	Exploratory	60	November Spud	Remington
Vermilion 389 #1	Exploratory	60	November Spud	Remington
Main Pass 200 #1	Exploratory	50	November Spud	Cimarex
The West Cameron Block 444 #2 sidetrack exploratory well was drilled to total depth of 8,901 feet and discovered gas pay in a single sand. This sand was faulted out of the original wellbore. A dry hole charge of approximately $.6 million was expensed for the lower portion of the original wellbore. The well has been completed and is currently flowing at approximately 10 MMCFE per day. Remington operates West Cameron Block 444 and owns a 100% working interest in the West Cameron 444 #2st1 wellbore.
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Remington has made a discovery at the East Cameron 298 #1st1 well. This well encountered apparent gas pays in three separate sands. The original well encountered wet sands in an adjacent fault block and resulted in stuck pipe. The lower portion of the hole was junked and abandoned. The Company took a $4.9 MM charge as dry hole this quarter for this failed attempt. The well was sidetracked and subsequently encountered commercial pay. The well was suspended and is currently waiting on platform installation. The Company expects first production by the end of the first quarter 2006. Remington owns a 100% working interest in the East Cameron 298 #1st1 well.
Drilling activities have been halted at the Company’s East Cameron Block 346 field. Prior to Hurricane Rita, the Company was drilling the A-15 well at approximately 9,400 feet. The storm toppled the drilling rig, and the Company is currently waiting on the drilling contractor to remove rig debris around the platform. Following the removal operation, the Company plans to move a drilling rig in to finish drilling the well to the proposed total measured depth of 10,817 feet. The Company has plans to drill up to two more wells on this property after the A-15 well. Additionally, the Company has completed the facility upgrade for the platform. This upgrade expanded the platform’s producing capacity from 5,000 to 10,000 barrels of oil per day. Remington operates East Cameron Block 346 with a 75% working interest. Cimarex (NYSE: XEC) owns the remaining 25%.
Remington has made an apparent gas discovery at the Vermilion 61 B-3 exploratory well. This well encountered apparent gas pay in a single sand. The well is currently being completed and is expected to be on production by the end of the year. Remington owns a 100% working interest in the Vermilion 61 B-3 well.
Drilling has resumed at the Company’s Ship Shoal Block 250 #1 exploratory well. Prior to Hurricane Rita, this well was drilling at approximately 3,600 feet. The storm toppled the drilling rig. The Company has resumed drilling with another drilling unit, and the well is currently drilling below 11,000 feet. The proposed total depth for this well is 13,711 feet. Remington operates Ship Shoal Block 250 #1 with a 60% working interest. Cimarex (NYSE: XEC) owns the remaining 40%.
Remington currently has plans to drill two to three additional exploratory wells by year end. The Company has two operated rigs working and one non-operated and expects to pick up another operated rig by year end. Due to the loss of two of Remington’s operated rigs as a result of Hurricane Rita, three to five wells planned for 2005 will be deferred until 2006. Additionally, due to the active storm season in the Gulf of Mexico this year, the arrival of the Company’s contracted semi submersible rig is now expected to commence its deeper water program in the 2nd quarter of 2006.
Production
During the third quarter the Company experienced multiple production disruptions by four hurricanes resulting in production shut-ins of approximately 27 days. Hurricane Dennis and Emily in July of this year resulted in production shut-ins and extra expense as a result of personnel evacuations at the Company’s offshore facilities. The Company did not suffer any material property damage from these two storms. Damages as a result of Hurricane Katrina and Rita to Company owned properties in the Gulf of Mexico vary. Of Remington’s 50 owned facilities in the Gulf of Mexico, 7 of the facilities are damaged to the extent that repairs are needed to restore production. These properties contributed approximately 11% of the Company’s pre-storm (August 25, 2005) offshore daily production volumes. Fifteen facilities are currently producing approximately 24 MMCFE (net) per day, or 22% of its pre-storm offshore daily production.
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Twenty-five facilities contributing sixty-seven percent of the Company’s pre-storm offshore daily production remain shut-in due to third party pipeline and facilities that have yet to reopen. The Company estimates, based on news releases and discussions with the various third party pipeline companies, approximately 36 MMCFE/D (net) will be restored over the next 30-45 days with the remaining shut-in production expected to come online during the first quarter of 2006. Included in this first quarter production restoration is Remington’s East Cameron 346 and surrounding satellite properties. At this time, both its gas and oil export lines are inoperable and timing for these repairs by the respective third party owners is unknown. In addition, the Company brought on two new facilities since Hurricane Rita and reestablished production at South Marsh Island 24 bringing its current daily offshore production to 41 MMCFE (net) and total company volumes to 48 MMCFE (net) per day. Approximately 7% of the Company’s total pre-storm volumes were from its onshore producing areas. Based on available estimates and information, mainly from third parties, the Company anticipates 4th quarter production between 4.0 and 6.0 Bcfe or 35% — 50% of its planned volumes.
Insurance
The Company has insurance for damage to its offshore properties, including producing and drilling wells, platforms, pipelines and lost production. Remington has provided notice of the Company’s claims for damage caused by the hurricanes to the insurance companies, and is awaiting a response to these claims. The insurance policy covering physical damage has a deductible that must be satisfied before the Company may be indemnified for its loss. The deductible under the policy is approximately $2 MM net. Until the costs of repair exceed the amount of the deductible, they will be recorded as lease operating expenses. The policy has an indemnity limit of $129 MM for physical damage to its platforms and pipelines.
The Company’s lost production policy carries a 60 day waiting period (deductible). Most of the Company’s producing properties are covered by this policy for a maximum coverage of 180 to 365 days depending on water depth. The policy has an indemnity limit of $344 MM. Some of the Company’s producing properties may not have insurance coverage for damage to third-party pipelines and facilities, which may prevent our properties from producing.
The Company believes it has insurance coverage for the losses associated with the hurricanes, and is not aware of any reason that coverage will be denied or limited; nonetheless, it is possible that the insurance companies will contest the Company’s claims under the policy. The Company expects that its available cash on hand, cash flow from operations and the availability of its credit facility and shelf registration will be sufficient to meet any uninsured expenditures.
Remington Oil and Gas Corporation is an independent oil and gas exploration and production company headquartered in Dallas, Texas, with operations concentrating in the onshore and offshore regions of the Gulf Coast.
Statements concerning future revenues and expenses, results of exploration, exploitation, development and acquisition expenditures, and reserve levels are forward-looking statements. These statements are based on assumptions concerning commodity prices, drilling results and production, administrative and interest costs that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and there is no assurance that these goals and projections can or will be met. Further information is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference.
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Remington Oil and Gas Corporation
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	September 30,	December 31,
	2005	2004
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$76,414	$58,659
Accounts receivable	46,828	49,582
Prepaid expenses and other current assets	9,869	5,199

Total current assets	133,111	113,440

Properties
Oil and gas properties (successful-efforts method)	889,167	744,215
Other properties	4,101	3,145
Accumulated depreciation, depletion and amortization	(458,503)	(409,591)

Total properties	434,765	337,769

Other assets	1,188	1,905

Total assets	$569,064	$453,114

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$75,514	$69,339

Total current liabilities	75,514	69,339

Long-term liabilities
Asset retirement obligation	19,598	16,030
Deferred income taxes	77,403	53,785

Total long-term liabilities	97,001	69,815

Total liabilities	172,515	139,154

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 25,000,000 shares authorized Shares issued — none
Common stock, $.01 par value, 100,000,000 shares authorized, 28,745,588 shares issued and 28,711,229 shares outstanding in 2005, 27,883,698 shares issued and 27,849,339 shares outstanding in 2004	287	279
Additional paid-in capital	147,771	132,334
Restricted common stock	24,453	6,749
Unearned compensation	(20,987)	(5,593)
Retained earnings	245,025	180,191

Total stockholders’ equity	396,549	313,960

Total liabilities and stockholders’ equity	$569,064	$453,114

Remington Oil and Gas Corporation
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts and prices)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues
Gas sales	$48,301	$42,724	$137,312	$117,550
Oil sales	22,923	17,180	70,528	46,674
Gain on sale of assets and other income	660	192	1,491	417

Total revenues	71,884	60,096	209,331	164,641

Costs and expenses
Operating costs and expenses	8,378	6,784	20,645	18,860
Exploration expenses	8,022	5,562	27,992	15,968
Depreciation, depletion and amortization	14,534	18,504	49,777	51,267
Impairment of oil and gas properties	310	3,422	964	8,408
General and administrative	3,625	1,271	9,291	4,818
Interest and financing expense	141	305	487	783

Total costs and expenses	35,010	35,848	109,156	100,104

Income before taxes	36,874	24,248	100,175	64,537

Income tax expense	12,999	8,609	35,341	22,911

Net income	$23,875	$15,639	$64,834	$41,626

Basic income per share	$0.83	$0.57	$2.28	$1.53

Diluted income per share	$0.79	$0.55	$2.19	$1.47

Average shares outstanding
Basic	28,650	27,596	28,404	27,286
Diluted	30,039	28,503	29,601	28,294

Production
Oil (MBbls)	386	416	1,385	1,258
Gas (MMcf)	5,168	7,728	18,181	20,189
Mcfe (1 barrel of oil is equivalent to 6 Mcf of gas)	7,484	10,224	26,494	27,737

Average prices
Oil	$59.39	$41.30	$50.91	$37.10
Gas	$9.35	$5.53	$7.55	$5.82

Remington Oil and Gas Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended
	September 30,
	2005	2004
Cash flow provided by operations
Net income	$64,834	$41,626
Adjustments to reconcile net income
Depreciation, depletion and amortization	49,777	51,267
Deferred income taxes	23,618	22,601
Amortization of deferred charges	130	137
Dry hole costs	23,019	9,229
Impairment costs	964	8,408
Cash paid for dismantlement costs	(685)	(1,064)
Stock based compensation	3,456	939
Tax benefit from exercise of stock options	4,878	—
Changes in working capital
Decrease (increase) in accounts receivable	3,432	(9,028)
Increase in prepaid expenses and other current assets	(3,811)	(1,975)
Increase in accounts payable and accrued liabilities	6,175	6,351

Net cash flow provided by operations	175,787	128,491

Cash from investing activities
Payments for capital expenditures	(167,173)	(114,212)

Net cash (used in) investing activities	(167,173)	(114,212)

Cash from financing activities
Payments on notes payable and other long-term payables	—	(13,000)
Common stock issued	9,796	4,770
Loan origination costs	(280)	—
Treasury stock acquired and retired	(375)	(645)

Net cash (used in) provided by financing activities	9,141	(8,875)

Net increase in cash and cash equivalents	17,755	5,404
Cash and cash equivalents at beginning of period	58,659	31,408

Cash and cash equivalents at end of period	$76,414	$36,812

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